Exhibit 77 C for 4/30/2007 N-SAR:  Submission of Matters to a
Vote of Shareholders

First Trust/FIDAC Mortgage Income Fund

The Joint Annual Meeting of Shareholders of the Common Shares of Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund, Energy Income and Growth Fund, First Trust/Fiduciary Asset Management Covered Call Fund, First Trust/Aberdeen Global Opportunity Income Fund, First Trust/FIDAC Mortgage Income Fund, First Trust Strategic High Income Fund, First Trust Strategic High Income Fund II, First Trust Tax-Advantaged Preferred Income Fund and First Trust/Aberdeen Emerging Opportunity Fund was held on April 16, 2007. At the Annual Meeting, Trustee Keith was elected for a one-year term; Trustees Erickson and Kadlec were elected for two-year terms; and Trustees Bowen and Nielson were elected for three-year terms. The number of votes cast in favor of James A. Bowen was 2,870,244, the number of votes withheld was 194,116 and the number of abstentions was 980,876. The number of votes cast in favor of Niel B. Nielson was 2,864,799, the number of votes withheld was 199,561 and the number of abstentions was 980,876. The number of votes cast in favor of Richard E. Erickson was 2,866,344, the number of votes withheld was 198,016 and the number of abstentions was 980,876. The number of votes cast in favor of Thomas R. Kadlec was 2,865,464, the number of votes withheld was 198,896 and the number of abstentions was 980,876. The number of votes cast in favor of Robert F. Keith was 2,865,534, the number of votes withheld was 198,826 and the number of abstentions was 980,876.